Exhibit 5.2

May 14, 2025

First Industrial Realty Trust, Inc.

1 N. Wacker Drive, Suite 4200

Chicago, Illinois 60606

Ladies and Gentlemen:

This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the offer, sale and issuance by First Industrial, L.P., a Delaware limited partnership (the “Operating Partnership”), of $450,000,000 aggregate principal amount of its 5.250% Senior Notes due 2031 (the “Notes”), and the guarantee by the Company of the obligations of the Operating Partnership under the Notes (the “Guarantee”). The offering and sale of the Notes and the Guarantee are covered by a registration statement (Registration No. 333-287056) (the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following (hereinafter collectively referred to as the “Documents”):

(a) Articles of Amendment and Restatement of the Company filed June 13, 1994, as amended to date (the “Charter”);

(b) Third Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”);

(c) Records of proceedings of the Board of Directors of the Company, including those certain resolutions adopted October 30, 2024 and May 7, 2025 by the Board of Directors of the Company (collectively, the “Authorizing Resolutions”);

(d) Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland (the “SDAT”) dated May 6, 2025;

(e) The Registration Statement, in the form filed with the Commission under the Securities Act and made effective on May 8, 2025;

(f) The Company’s Prospectus, dated as of May 7, 2025 (the “Base Prospectus”), as supplemented by the Company’s Preliminary Prospectus Supplement, dated as of May 12, 2025, and the Company’s Prospectus Supplement, dated as of May 12, 2025 (together with the Base Prospectus, the “Prospectus”), each in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

(g) The Underwriting Agreement, dated as of May 12, 2025 (the “Underwriting Agreement”), by and among the Company, the Operating Partnership and J.P. Morgan Securities LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the Underwriters (as defined therein) listed on Schedule A thereto;

(h) The Indenture, dated as of May 14, 2025 (the “Base Indenture”), by and among the Operating Partnership, the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of May 14, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Operating Partnership, the Company and the Trustee;

(i) The Global Note evidencing the Notes, dated as of the date hereof (the “Global Note”); and

(j) Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

(1) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

(2) Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(3) Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

(4) All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the State of Maryland.

In rendering our opinion in numbered paragraph (i) below, we are relying solely on the Certificate of Status issued by the SDAT without independent investigation.

Based upon the foregoing, we are of the opinion that:

(i) The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the State of Maryland;

(ii) The execution and delivery of the Indenture by the Company has been duly authorized, and the Indenture has been duly executed and delivered by the Company; and

(iii) The issuance of the Guarantee by the Company has been duly authorized.

This opinion may be relied upon by the law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP with respect to that firm’s opinion to be filed as an exhibit to the Company’s current report on Form 8-K dated May 14, 2025 (the “Form 8-K”). In addition, we hereby consent to the filing of this opinion as an exhibit to the Form 8-K, which is incorporated by reference into the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP